                                                                     Exhibit 4.4


                           SFBC INTERNATIONAL, INC.
                             11190 Biscayne Blvd.
                               Miami, FL  33181

                                 July 16, 2001


VIA FACSIMILE:  212-509-5150

Mr. Steven Nelson
Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004

     Re:  SFBC International, Inc./Warrant Agreement

Dear Mr. Nelson:

     It has recently come to our attention that the warrant agreement (the "Agreement') entered into on the 11/th/ day of October, 2000, by and between SFBC International, Inc. (the "Company") and Continental Stock Transfer & Company, contains a scrivener's error and fails to reflect the intent of the Company and its underwriter, HD Brous & Co., Inc., ("Brous") with respect to the earliest date of warrant exercise. Such intent is expressed in the description of warrant terms on page 43 in the final prospectus of October 11, 2000. A copy of this page is enclosed. Thus, Brous can permit an earlier exercise. In addition, provided our stock trades above $20 for at least 20 consecutive trading days and Brous consents thereto, we may redeem the warrants earlier than one year after the date of the prospectus. Otherwise there would be the absurd result that the warrants may be redeemed prior to their exercise causing substantial damage to public investors. This was never intended. Counsel to Brous, Wolin & Rosen, Ltd., drafted the Agreement and is separately concurring with respect to this oversight.

     This clearly is a scrivener's error which can be remedied by an amendment under Section 16 of the Agreement. Section 16 provides that Continental and the Company may make "changes and corrections in this Agreement ... to cure any ambiguity or to correct any defective or inconsistent position or manifest mistake or error...." To properly reflect this intent we agree to amend the agreement as follows: The first sentence of Section 4 of the Agreement entitled Exercise should read as follows:
--------

     Each warrant may be exercised by the Registered Holder thereof at any time after the first anniversary of the Effective Date of the Registration Statement, or earlier at the election of Underwriter, but not after the
                -----------------------------------------
     Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the Warrant Certificate. (Emphasis supplied to reflect new language).

     Additionally, the Agreement shall be further amended as follows by adding a
Section 22: "22. To the extent the warrant is inconsistent with this Agreement as to

Mr. Steven Nelson
July 16, 2001
Page 2


exercisability or otherwise, the parties agree this Agreement shall control." All other portions of the Agreement and exhibit thereto shall remain unchanged except as provided herein.

     We believe that this change will not adversely affect the interest of holders of the warrants. Accordingly, Brous and the Company hereby agree to indemnify and hold harmless Continental Stock Transfer & Trust Company from any liability including attorneys' fees and expenses resulting from this amendment to the Agreement, provided reasonable notice (not to exceed 10 days) of any lawsuit is provided to the Company and Brous. Although not a party to the Agreement, amendment of the Agreement provides a benefit to Brous and it is executing this letter agreement accordingly.

     If you have any questions with regard to modification of the Agreement, please do not hesitate to contact our counsel, Michael D. Harris, Esquire of Michael Harris, P.A. at (561) 478-7077 or Gerald Fishman, Esquire of Wolin & Rosen, Ltd., counsel to Brous at (312)424-0660.

     Please execute a copy of this letter agreement and fax a copy to us at
(305) 895-4204.

                                   Very truly yours,


                                   Arnold Hantman
                                   Chief Executive Officer

Agreed to and accepted by:

HD BROUS & CO., INC.

By:________________________________
Howard D. Brous, President


CONTINENTAL STOCK TRANSFER & TRUST COMPANY


By:________________________________
Authorized Officer

AH/djs
cc:  Mr. Howard D. Brous (Via Facsimile)
     Michael D. Harris, Esquire (Via Facsimile)
     Gerald Fishman, Esquire (Via Facsimile)